Exhibit 99.1

Contact:

Relland Winand, Chief Financial Officer

Innovative Solutions & Support, Inc.

610-646-0350

Innovative Solutions & Support, Inc. Announces Third Quarter and First Nine Months of Fiscal 2015 Financial Results

Reports Cash Flow from Operations of $150,000 for Quarter, $913,000 for Year-to-Date, increases of approximately $950,000 and $2.5 million, respectively, from year earlier periods

EXTON, Pa.—August 5, 2015—Innovative Solutions & Support, Inc. (NASDAQ: ISSC) today announced its financial results for the third quarter of fiscal 2015 ended June 30, 2015.

For the third quarter of fiscal 2015, the Company reported revenues of $4.9 million, compared to revenues of $10.6 million for the third quarter of fiscal 2014. Cash provided by operating activities was $150,000 for the quarter, a significant turnaround from $813,000 used in operating activities in the third quarter of fiscal 2014.  The Company reported a third quarter 2015 operating loss of $0.3 million, which included an increased investment in internal research and development and new product development, and a net loss of $3.5 million, or $0.21 per share, of which $3.3 million was attributable to a non-cash, valuation allowance of the Company’s deferred tax assets.

In the third quarter of 2014, the Company reported net income of $497,000, or $0.03 per share.

Geoffrey Hedrick, Chairman and Chief Executive Officer of Innovative Solutions & Support, Inc. said, “On the strength of growing interest in our expanding portfolio of products that we believe provide the industry’s best price-for-performance, we were able to increase our product revenues in the quarter versus the quarter ended March 31, 2015.  Gross margins in the quarter were up from a year ago as production volume increased and development contracts continue to wind down.  We also further reduced operating expenses in the quarter.  While we reported an operating loss for the quarter, we increased cash flow from operations by nearly a million dollars from the third quarter of last year, adding to our already strong balance sheet.  We are focused on rebuilding our backlog through aggressive marketing and product innovation.  During the quarter we introduced our new Integrated Global Navigation System (IGNS) that we believe addresses the need for an economical solution that enables aging Flight Management Systems to be updated to today’s NexGen standards without the downtime or expense of replacing the entire system.  This is just another example of Innovative Solutions and Support’s legacy of developing exciting new technologies that provide cost effective solutions to the military, commercial air transport, and business jet markets.”

At June 30, 2015, the Company had $15.8 million of cash on hand and remained debt free.

New orders for the quarter were $3.4 million, and backlog at June 30, 2015 was $4.8 million, compared to backlog of $6.3 million at March 31, 2015. Backlog excludes potential future sole-source production orders from products in development under the Company’s engineering development contracts, including the Eclipse 550, the Pilatus PC-24, and the KC-46A, all of which the Company expects to remain in production for a decade following completion of their development phases. The Company expects that these sole-source contracts will add to production sales already in backlog.

Nine Months Results

Total sales for the nine months ended June 30, 2015 were $16.9 million compared to sales of $34.2 million for the nine months ended June 30, 2014.  Net loss for the nine months ended June 30, 2015 was $3.3 million, compared to net income of $2.3 million in the comparable year earlier period.  The company had a $0.20 loss per share for the first nine months of fiscal 2015, compared to earnings per share of $0.13 for the first nine months of fiscal 2014. Cash provided by operating activities was $913,000 for the first nine months of fiscal 2015, up significantly from $1.6 million of cash used in operations during the first nine months of fiscal 2014.

Shahram Askarpour, President of ISSC, commented, “Our focus is on rebuilding backlog, particularly new production contracts, while continuing to improve operational efficiencies.  Consequently, during the quarter we reduced total operating expenses while still increasing our investment in internal research and development.  Those efforts yielded the rapid and timely development of our latest new product, the IGNS.  On the new business front, we are experiencing increased activity levels in select markets, such as Europe, where we are seeing a concerted sales and marketing effort turn into new orders and opportunities.  Our goal is to build on the success we have achieved introducing new technologies that have been employed by industry leaders such as Boeing, Lockheed and others and to expand our product portfolio into new and emerging applications that help owners and operators improve safety, increase efficiency and reduce costs.”

Conference Call

The Company will be hosting a conference call August 6, 2015 at 10:00 AM ET to discuss these results and its business outlook. Those planning to dial in to the call should dial the following number and register their names and company affiliations:  1-877-883-0383 and enter the PIN Number 5343401. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEM’s) and retrofit applications. The company supplies integrated Flight Management Systems (FMS) and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

	June 30,	September 30,
	2015	2014
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$15,759,516	$15,214,584
Accounts receivable	3,903,094	4,419,863
Unbilled receivables, net	4,865,158	7,425,728
Inventories	4,138,705	5,470,786
Deferred income taxes	471,387	3,245,223
Prepaid expenses and other current assets	827,426	750,108
Total current assets	29,965,286	36,526,292
Property and equipment, net	7,225,633	7,467,663
Non-current deferred income taxes	—	57,707
Other assets	168,949	110,848
Total assets	$37,359,868	$44,162,510

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$359,498	$2,402,652
Accrued expenses	2,298,990	4,077,290
Deferred revenue	739,538	526,320
Total current liabilities	3,398,026	7,006,262
Deferred income taxes	139,344	132,999
Other liabilities	11,991	11,725
Total liabilities	3,549,361	7,150,986

Commitments and contingencies	—	—

Shareholders’ equity
Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at June 30, 2015 and September 30, 2014	—	—
Common stock, $.001 par value: 75,000,000 shares authorized, 18,736,089 and 18,714,449 issued at June 30, 2015 and September 30, 2014, respectively	18,736	18,715
Additional paid-in capital	51,052,953	50,697,497
Retained earnings	3,382,580	6,684,902
Treasury stock, at cost, 1,846,451 shares at June 30, 2015 and 1,756,807 at September 30, 2014	(20,643,762)	(20,389,590)
Total shareholders’ equity	33,810,507	37,011,524
Total liabilities and shareholders’ equity	$37,359,868	$44,162,510

Innovative Solutions and Support, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2015	2014	2015	2014

Net sales	$4,919,689	$10,575,976	16,929,995	34,176,802

Cost of sales	2,988,044	7,413,849	10,653,149	23,449,115

Gross profit	1,931,645	3,162,127	6,276,846	10,727,687

Operating expenses:
Research and development	799,340	647,894	2,101,812	1,935,692
Selling, general and administrative	1,397,165	1,854,332	4,911,546	5,633,832
Total operating expenses	2,196,505	2,502,226	7,013,358	7,569,524

Operating income (loss)	(264,860)	659,901	(736,512)	3,158,163

Interest income	6,372	5,280	18,269	16,246
Other income	11,173	7,939	31,405	27,307
Income (loss) before income taxes	(247,315)	673,120	(686,838)	3,201,716

Income tax expense	3,284,658	176,090	2,615,484	911,874

Net income (loss)	$(3,531,973)	$497,030	$(3,302,322)	$2,289,842

Net income (loss) per common share:
Basic	$(0.21)	$0.03	$(0.20)	$0.14
Diluted	$(0.21)	$0.03	$(0.20)	$0.13

Weighted average shares outstanding:
Basic	16,910,475	16,951,360	16,930,522	16,918,423
Diluted	16,910,475	17,177,572	16,930,522	17,141,532